SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

May 12, 2017

AIR INDUSTRIES GROUP

___________________

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35927	80-0948413
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

360 Motor Parkway, Suite 100, Hauppauge, NY 11788

(Address of Principal Executive Offices)

Registrant's telephone number: (631) 881-4920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17   CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 19, 2017 Air Industries Group (the “Company”) entered into a Securities Purchase Agreement with ten accredited investors for the issuance and sale of an aggregate of $1,069,438 principal amount of its Subordinated Convertible Notes due May 12, 2018 (“Bridge Notes”), together with warrants to purchase a total of 128,848 shares of common stock.

Item 3.02 Sale of Unregistered Equity Securities.

On May 19, 2017, the Company issued and sold to ten accredited investors, including a partnership in which Michael Taglich and Robert Taglich, directors and principal stockholders of the Company, are partners, an aggregate of $1,069,438 principal amount of its Subordinated Convertible Notes due May 12, 2018 (the “Bridge Notes”), together with warrants to purchase a total of 128,848 shares of its common stock, for a total purchase price of $1,038,286. The Bridge Notes and warrants are substantially identical to those sold by the Company on May 12, 2017. In total, on May 12 and May 19, the Company issued Subordinated Notes in the aggregate principal amount of $4,158,624 together with warrants to purchase an aggregate of 501,039 shares of common stock for gross proceeds (net of cancellation of indebtedness totaling $1,503,288 due Michael and Robert Taglich) of $2,534,196.

The Bridge Notes and warrants were issued for a purchase price equal to 97% of the principal amount of the Bridge Notes. The principal amount of each Bridge Note will be increased by 2% for each 30 days it remains outstanding commencing August 1, 2017. Upon the occurrence of, and during the continuance of an Event of Default (as defined in the Bridge Notes), the Bridge Notes will accrue late interest at the rate of 10% per annum. Payment of the principal and accrued interest, if any, on the Bridge Notes is junior and subordinate in right of payment to the Company’s indebtedness under the Loan Agreement.

The principal amount, together with accrued interest, if any (together, the “Conversion Amount”), of the Bridge Notes are convertible into shares of common stock until November 12, 2017 at an initial conversion price of $2.49 per share, subject to anti-dilution and other adjustments for stock splits and certain fundamental transactions, including recapitalizations, mergers and other business combination transactions (the “Fixed Conversion Price”), and thereafter at the lower of the Fixed Conversion Price and 75% of the five (5) Weighted Average Prices (as defined in the Bridge Notes) of the common stock during the five consecutive trading day period ending on the trading immediately preceding the day of a request by the holder for conversion of the Bridge Note. The Company has the right to redeem all, or a portion of (on a pro rata basis), the Bridge Notes upon three trading days to the holders. Subject to the subordination provisions of the Bridge Notes, holders of the Bridge Notes have the right to request the redemption of their Notes at any time, and following an Event of Default or in advance of a Change of Control (as defined in the Bridge Notes).

The warrants are exercisable at an initial exercise price of $2.49 per share until May 12, 2022, and may be exercised on a cashless basis for a lesser number of shares based upon prevailing market prices when exercised. The exercise price of the warrants is subject to anti-dilution and other adjustments, including stock splits, and in the event of certain fundamental transactions such as recapitalizations, mergers and other business combination transactions. In addition, the exercise price of the warrants will be reset, if a lower exercise price would result (x) to the public offering price of the shares of common stock sold in a public offering of the Company’s common stock pursuant to the Company's Registration Statement on Form S-1 filed with the SEC on May 2, 2017 (Registration No. 333-217582) provided the Company receives gross process of at least $3,000,000 from the sale of the shares of common sold in that offering, or (y) the Weighted Average Price (as defined) of the common stock on the first date on which none of the Notes are outstanding, whichever event first occurs.

Roth Capital LLC and Taglich Brothers, Inc. acted as Placement Agent in connection with the sale of the Bridge Notes and warrants for which they are to be paid commissions in the aggregate amount of $191,155.

The Bridge Notes, as well as the warrants issued to the purchasers of the Bridge Notes, were issued pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and are endorsed with the customary Securities Act legend.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2017

AIR INDUSTRIES GROUP

By:	/s/ Michael Recca
Michael Recca
Chief Financial Officer